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                              [DUANE READE LOGO]

Anthony J. Cuti
Chairman & Chief Executive Officer

February 12, 1997
William J. Tennant
274 Gramercy Place
Glen Rock, NJ 07452

Dear Bill:

The purpose of this letter is to extend an employment offer to you on behalf of Duane Reade Corp. More specifically, outlined below are the particulars regarding this offer:

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Position:                        Senior Vice President/Chief Financial Officer.

Base Salary:                     $175,000 per annum.

Bonus: Based on achievement of the Duane Reade Financial plan, an amount equal to 35% of your base salary will be your incentive bonus at 100% target achievement. There will be a proportional increment or decrement as outlined in our incentive plan based on an under or over achievement of the company's target.

Options: 20,000 shares of common stock at a strike of $25. 20% of the shares will vest at the end of each anniversary of your employment with Duane Reade.

Severance:                       12 months base salary if you are terminated
                                 without cause.
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As I indicated to you in our meeting, I am quite excited about you joining our team. I believe you will be a significant contributor to our rapidly growing chain in need of your experience and guidance.

Please indicate your acceptance by signing below and faxing a copy back to me at 718-937-3024.

Sincerely,
Acknowledged and agreed
on 16th February 1997


By: /s/ Bill Tennant
    ----------------
    Bill Tennant